Exhibit 3.1

As amended through December 7, 2022

AMREP CORPORATION

BYLAWS

Article I

OFFICES

Section 1.Location

The registered office of the Corporation in the State of Oklahoma shall be at c/o Cogency Global, Inc., 15205 Traditions Lake Parkway, Edmond, Oklahoma 73013.

The Corporation may also have offices at such other places within and without the State of Oklahoma as the Board of Directors (the “Board”) may from time to time appoint or the business of the Corporation may require.

Article II

SHAREHOLDERS

Section 1.Annual Meeting

An annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on such date and at such time as the Board each year shall fix. Each annual meeting shall be held at such place (if any), within or without the State of Oklahoma, as the Board shall determine.

An annual meeting may be adjourned from time to time and place to place until its business is completed. The election of directors shall be by plurality vote.

In lieu of or in addition to a place, the Board may direct that the meeting be held by means of remote communication if (a) the Corporation has implemented reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxyholder, (b) the Corporation has implemented measures to provide the shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (c) if any shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of the vote or other action shall be maintained by the Corporation.

Section 2.Special Meetings

Special meetings of the shareholders may be called by the Board (by such vote as is required by the Certificate of Incorporation) or by the Chairman of the Board or the President. Special meetings shall be held at such place (if any), on such date and at such time as the Board or person calling the meeting shall fix.

Section 3.Notice of Meetings

Notice of every meeting of the shareholders shall be given in the manner provided by law.

Section 4.Quorum

At any meeting of shareholders, except as otherwise required by law the holders of a majority of the shares of stock entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If a quorum shall not be present or represented by proxy at any meeting, the chairman of the meeting or the shareholders entitled to vote thereat who are present in person or by proxy shall have power to adjourn the meeting to another place (if any), date or time, without notice other than announcement at the meeting except as otherwise required by law. At such adjourned meeting at which the requisite amount of voting stock shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

Section 5.Organization

In the absence of the Chairman of the Board at a meeting of shareholders, the highest ranking officer of the Corporation who is present shall call to order the meeting and act as chairman thereof. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman appoints.

Section 6.Conduct of Business

The chairman of any meeting of shareholders shall determine the order of business and all other matters of procedure at the meeting, including, but not limited to, such regulation of the manner of voting and the conduct of discussion as seems to him or her in order. The chairman may appoint one or more inspectors of election at any meeting.

Section 7.Qualification of Voters

The Board may fix a date not more than sixty nor less than ten days before the date of any meeting of the shareholders as the record date for such meeting. Only those persons who were holders of record of voting stock at the record date shall be entitled to notice and to vote at such meeting.

Section 8.Stock List

A list of shareholders entitled to vote at each meeting of shareholders shall be prepared and made available for examination as required by law.

Section 9.Proxy

Subject to the provisions of Article II, Section 7 of these Bylaws, at each meeting of the shareholders every shareholder having the right to vote shall be entitled to vote in person or by proxy appointed by an instrument in writing, provided such instrument is filed with the Office of the Secretary of the Corporation at or before the meeting.

Section 10.	Record date for Consents to Corporate Actions in Writing

In order that the Corporation may determine the shareholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. Any shareholder of record seeking to have the shareholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board to fix a record date. The Board shall promptly, but in all events within ten (10) days after the date on which such a request is actually received, adopt a resolution fixing the record date.  If no record date has been fixed by the Board within ten (10) days of the date on which such a request is actually received, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the Oklahoma General Corporation Act, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Oklahoma, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of shareholders meetings are recorded. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by the Oklahoma General Corporation Act, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 11.	Advance Notice of Shareholder Nominations and Proposals

(a)  Annual Meetings. At a meeting of the shareholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be:

(i)  specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board or any committee thereof;

(ii)  otherwise properly brought before the meeting by or at the direction of the Board or any committee thereof; or

(iii)  otherwise properly brought before an annual meeting by a shareholder who is a shareholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 11.

In addition, any proposal of business (other than the nomination of persons for election to the Board) must be a proper matter for shareholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a shareholder, the shareholder or shareholders of record intending to propose the business (the “Proposing Shareholder”) must have given timely notice thereof pursuant to this Section 11(a) in writing to the secretary of the Corporation even if such matter is already the subject of any notice to the shareholders or Public Disclosure from the Board. “Public Disclosure” means a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press, GlobeNewswire or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. To be timely, a Proposing Shareholder’s notice for an annual meeting must be delivered to or mailed and received at the principal executive offices of the Corporation: (x) not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than thirty (30) days in advance of the anniversary of the previous year’s annual meeting or not later than sixty (60) days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of shareholders, including, but not limited to, in the event that no annual meeting was held in the previous year, not earlier than the close of business on the one hundred twentieth (120th) day prior to the annual meeting and not later than the close of business on the later of: (1) the ninetieth (90th) day prior to the annual meeting and (2) the close of business on the tenth (10th) day following the first date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period).

(b)  Shareholder Nominations. For the nomination of any person or persons for election to the Board pursuant to Section 11(a)(iii) or Section 11(d), a Proposing Shareholder’s timely notice to the secretary of the Corporation (in accordance with the time periods for delivery of timely notice as set forth in this Section 11) shall set forth or include:

(i)  the name, age, business address and residence address of each nominee proposed in such notice;

(ii)  the principal occupation or employment of each such nominee;

(iii)  the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any);

(iv)  such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed under Section 14(a) of the Exchange Act;

(v)  a written questionnaire with respect to the background and qualification of each such nominee, completed and executed by each such nominee, in the form to be provided by the secretary of the Corporation upon written request of any shareholder of record within ten (10) days of such request, and a written statement and agreement executed by each such nominee acknowledging that such person:

(A)  consents to being named in the proxy statement as a nominee and to serving as a director if elected;

(B)  intends to serve as a director for the full term for which such person is standing for election; and

(C)  makes the following representations: (1) that the director nominee has read and agrees to adhere to the Corporation’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Related Party Transaction Policy, Insider Trading Policy and any other of the Corporation’s policies or guidelines applicable to directors, including, but not limited to, with regard to securities trading, all of which will be provided by the secretary of the Corporation upon written request of any shareholder of record within 10 days of such request; (2) that the director nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any nomination or other business proposal, issue or question (a “Voting Commitment”) that has not be disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; and (3) that the director nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such person’s nomination for director or service as a director that has not been disclosed to the Corporation; and

(vi)  as to the Proposing Shareholder:

 (A)  the name and address of the Proposing Shareholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made;

(B)  the class and number of shares of the Corporation which are owned (beneficially and of record) by the Proposing Shareholder and owned (beneficially and of record) by the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made and any of their affiliates, as of the date of the Proposing Shareholder’s notice, and a representation (1) that the Proposing Shareholder will notify the Corporation in writing of the class and number of such shares owned (beneficially and of record) by the Proposing Shareholder as of the record date for the meeting within five business days after the record date for such meeting and (2) that the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made will notify the Corporation in writing of the class and number of such shares owned (beneficially and of record) by such beneficial owner and any of their affiliates as of the record date for the meeting within five business days after the record date for such meeting;

(C)  a description of any agreement, arrangement or understanding with respect to such nomination or other business proposal between or among the Proposing Shareholder or the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made and any of their affiliates or associates, and any others (including, but not limited to, their names) acting in concert with any of the foregoing, and a representation that the Proposing Shareholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting;

(D)  a description of any agreement, arrangement or understanding (including, but not limited to, any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of or prior to the date of the Proposing Shareholder’s notice by, or on behalf of, the Proposing Shareholder or the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made and any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any of their affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proposing Shareholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting;

(E)  a representation that the Proposing Shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or propose such other business proposal;

(F)  a representation whether the Proposing Shareholder or the beneficial owner, if any, intends or is part of a group which intends (1) to solicit proxies or votes in support of such director nominees or nomination in accordance with Rule 14a-19 promulgated under the Exchange Act and (2) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee;

(G)  the names and addresses of other shareholders (including, but not limited to, beneficial and record owners) known by the Proposing Shareholder or the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made to support the nomination or other business proposal, and to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other shareholders; and

(H)  any other information relating to such Proposing Shareholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(c)  Other Shareholder Proposals. For all business other than director nominations, a Proposing Shareholder’s timely notice to the secretary of the Corporation (in accordance with the time periods for delivery of timely notice as set forth in this Section 11) shall set forth as to each matter the Proposing Shareholder proposes to bring before the annual meeting:

(i)  a brief description of the business desired to be brought before the annual meeting;

(ii)  the reasons for conducting such business at the annual meeting;

(iii)  the text of any proposal of business (including, but not limited to, the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment);

(iv)  any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such shareholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed;

(v)  any other information relating to such shareholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(vi)  a description of all agreements, arrangements, or understandings between or among such shareholder, the beneficial owner, if any, on whose behalf the proposal is being made, any of their affiliates or associates, and any other person or persons (including, but not limited to, their names) in connection with the proposal of such business and any material interest of such shareholder, beneficial owner, or any of their affiliates or associates, in such business, including, but not limited to, any anticipated benefit therefrom to such shareholder, beneficial owner, or their affiliates or associates; and

(vii)  all of the other information required by Section 11(b)(vi) above.

(d)  Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of shareholders called by the Board at which directors are to be elected pursuant to the Corporation’s notice of meeting:

(i)  by or at the direction of the Board or any committee thereof; or

(ii)  provided that the Board has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time the notice provided for in this Section 11 is delivered to the secretary of the Corporation, who is entitled to vote at the meeting and upon such election, and who complies with the notice procedures set forth in this Section 11.

In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if such shareholder delivers a shareholder’s notice that complies with the requirements of Section 11(b) to the secretary of the Corporation at its principal executive offices not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of: (x) the ninetieth (90th) day prior to such special meeting; or (y) the tenth (10th) day following the first date of Public Disclosure of the date of the special meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).

(e)  Effect of Noncompliance.

(i)  Only such persons who are nominated in accordance with the procedures set forth in this Section 11 shall be eligible to be elected at any meeting of shareholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be properly brought before the meeting in accordance with the procedures set forth in this Section 11. The chairman of a meeting of shareholders of the Corporation shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 11. If any proposed nomination was not made or proposed in compliance with this Section 11 or other business was not made or proposed in compliance with this Section 11, then except as otherwise provided by law, the chairman of the meeting of shareholders of the Corporation shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these Bylaws to the contrary, unless otherwise required by law, if a Proposing Shareholder intending to propose business or make nominations at an annual meeting or propose a nomination at a special meeting pursuant to this Section 11 does not comply with or provide the information required under this Section 11 to the Corporation, including, but not limited to, the updated information required by Section 11(b)(vi)(B), Section 11(b)(vi)(C) and Section 11(b)(vi)(D) within five business days after the record date for such meeting, or the Proposing Shareholder (or a qualified representative of the Proposing Shareholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.

(ii)  Without limiting the other provisions and requirements of Section 11, unless otherwise required by law, if any shareholder (A) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for such shareholder’s nominees. Upon request by the Corporation, if any shareholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such shareholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(f)  Rule 14a-8. This Section 11 shall not apply to a proposal proposed to be made by a shareholder if the shareholder has notified the Corporation of the shareholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

Article III

DIRECTORS

Section 1.Number, Election and Terms

(a)The property and business of the Corporation shall be managed by the Board. The Board shall consist of four directors (the “entire Board”).

(b)The directors shall be divided into three classes, as nearly equal in number as possible as determined by the Board, one class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1988, another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1989, and another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1990, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of shareholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and, in each case, until their respective successors are elected and qualified.

Section 2.Vacancies - Change in Number of Directors

Newly created directorships resulting from any increase in the number of directors and vacancies on the Board occurring otherwise than by removal may be filled by the majority of the remaining members of the Board, though less than a quorum, or by a sole remaining director, or by the shareholders, and any person so elected shall hold office for the remainder of the term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. A vacancy caused by removal of a director shall be filled by the shareholders. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Section 3.Annual Meeting

The directors shall, if a quorum is present, hold an annual meeting for the purpose of (a) electing from among themselves a Chairman of the Board, (b) electing officers and (c) the transaction of any other business. Such annual meeting shall be held immediately after the annual meeting of shareholders, or as soon thereafter as practicable.

Section 4.Regular Meetings

Regular meetings of the Board shall be held at such time and place as shall from time to time be determined by the Board.

Section 5.Special Meetings

Special meetings of the Board may be called at any time by the Chairman of the Board or the President, and shall be called by the President or Secretary on the written request of two directors. Special meetings shall be held at the principal office of the Corporation, or such other place as may be set forth in the notice thereof.

Section 6.Notice of Meetings

Notice of the annual meeting need not be given if it is held immediately after the annual meeting of shareholders.

Notice of regular meetings of the Board need not be given.

Notice of the annual meeting (if required) and of every special meeting of the Board shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting. If a quorum shall not be present at any meeting of the Board, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum be present.

Section 7.Quorum

Except as may be otherwise provided by law or in these Bylaws, the presence of a majority of the entire Board shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Section 8.Participation in Meetings by Conference Telephone

Members of the Board, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 9.Powers

The business, property and affairs of the Corporation shall be managed by or under the direction of its Board, which shall have and may exercise all the powers of the Corporation to do all such lawful acts and things as are not by law, or by the Certificate of Incorporation, or by these Bylaws, directed or required to be exercised or done by the shareholders.

Section 10.Compensation of Directors

Directors shall receive such compensation for their services as shall be determined from time to time by a majority of the entire Board. Directors may receive compensation for services as director even though they are compensated for serving the Corporation in other capacities, as salaried officers or otherwise.

Article IV

OFFICERS - CHAIRMAN OF THE BOARD

Section 1.Officers

The officers of the Corporation shall be elected by the Board. The officers shall be a President, one or more Vice-Presidents, a Secretary and a Treasurer, and such other officers as the Board from time to time shall determine. The officers need not be directors. The officers shall be elected annually by the Board at its first meeting following the annual meeting of shareholders, and each such officer shall hold office until the corresponding meeting in the next year and until his or her successor shall have been duly chosen and qualified, or until he or she shall have resigned or have been removed from office. Any vacancy in any of the above offices shall be filled for the unexpired portion of the term by the Board, at any regular or special meeting. A majority of the entire Board shall have power at any regular or special meeting to remove any officer, with or without cause

Section 2.Other Officers

The Board may elect or appoint such other officers and agents as it shall deem appropriate. Such officers and agents shall hold office at the pleasure of the Board.

Section 3.Chairman of the Board - Duties

The Chairman of the Board shall preside at all meetings of shareholders and of the Board at which he shall be present. He also shall have such other duties as may from time to time be assigned to him or her by the Board.

Section 4.President - Duties

In the absence of the Chairman of the Board, the President shall preside at all meetings of shareholders and of the Board at which he shall be present. He shall be Chief Executive Officer of the Corporation and, subject to the direction of the Board, shall have direct charge and supervision of the business of the Corporation. He also shall have such other duties as from time to time may be assigned to him or her by the Board.

Section 5.Other Officers - Duties

The Vice-Presidents, the Secretary, the Treasurer and the other officers and agents each shall perform the duties and exercise the powers usually incident to such offices or positions and/or such other duties and powers as may be assigned to them by the Board or the Chief Executive Officer.

Article V

AMENDMENTS

Section 1.Alterations - Amendments - Repeal

Subject to the Certificate of Incorporation, these Bylaws may be altered or repealed, and other Bylaws may be adopted, by a majority of the entire Board at any regular or special meeting.